                                                                      Exhibit 12
                       CENTERPOINT ENERGY RESOURCES CORP.
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------------
                                                          1999           2000           2001           2002           2003
                                                       ---------      ---------      ---------      ---------      ---------
Income from continuing operations ................     $ 103,871      $  98,228      $  67,244      $ 120,060      $ 128,878

Income taxes for continuing operations ...........        88,781         93,272         58,287         87,643         58,706

Minority interest expense (income) ...............            --            (37)           (36)            11            (55)

Capitalized interest .............................        (1,908)        (1,982)          (185)        (1,202)          (851)
                                                       ---------      ---------      ---------      ---------      ---------
                                                         190,744        189,481        125,310        206,512        186,678
                                                       ---------      ---------      ---------      ---------      ---------

Fixed charges, as defined:

   Interest expense ..............................       119,500        142,861        154,965        153,688        178,973

   Capitalized interest ..........................         1,908          1,982            185          1,202            851

   Distribution on trust preferred securities ....           357             29             28             25             12

   Interest component of rentals charged
     to operating expense ........................        10,975         10,934         10,369         10,188          9,252

                                                       ---------      ---------      ---------      ---------      ---------
   Total fixed charges ...........................       132,740        155,806        165,547        165,103        189,088
                                                       ---------      ---------      ---------      ---------      ---------

Earnings, as defined .............................     $ 323,484      $ 345,287      $ 290,857      $ 371,615      $ 375,766
                                                       =========      =========      =========      =========      =========

Ratio of earnings to fixed charges ...............          2.44           2.22           1.76           2.25           1.99
                                                       =========      =========      =========      =========      =========